EXHIBIT 99.2


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               Ambanc Holding Co., Inc. Extends Purchase Offer and
           Urges Cohoes Bancorp, Inc. To Cancel The Lock-Up Option and
             Allow Its Shareholders to Vote On All Merger Proposals

AMSTERDAM, N.Y.-- June 30, 2000--Ambanc Holding Co., Inc. (Nasdaq: AHCI) extended to July 31, 2000 its non-binding proposal to purchase each share of Cohoes Bancorp, Inc. stock for $15.25 in cash. Ambanc also restated its desire to enter into merger discussions with Cohoes and its willingness to discuss a combination of cash and stock.

In addition to the Ambanc offer for Cohoes, Cohoes has received two other offers. Cohoes entered into a merger agreement on April 25, 2000 under which it would be acquired by Hudson River Bancorp, Inc., with each share of Cohoes common stock being exchanged for 1.185 shares of Hudson River common stock. In connection with the merger agreement, Hudson River and Cohoes granted each other options to purchase up to 19.9% of the outstanding shares of each other's common stock under certain circumstances in the event the transaction is terminated. TrustCo Bank Corp NY has made an offer to purchase Cohoes for $16/share and Hudson River for $14/share in exchange for TrustCo's stock.

John M. Lisicki, President and Chief Executive Officer of Ambanc, stated that "If the directors of Cohoes and Hudson River really believe that the merger between Cohoes and Hudson River is in the best interest of their shareholders, they should welcome the opportunity to present all three merger transactions to a vote of their shareholders. This process will allow the shareholders to decide which deal is best for them. To further make the process fair to all the bidders, Cohoes and Hudson River should void the mutual lock-ups each issued the other so that no bidder has an unfair pricing advantage."

Ambanc Holding Co., Inc. is a unitary savings and loan holding company. The Company's primary subsidiary, Mohawk Community Bank, serves customers through seventeen upstate New York offices, located in Fulton, Montgomery, Schenectady, Saratoga, Albany, Otsego, Chenango and Schoharie counties. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Ambanc's common stock is traded on the NASDAQ National Market, under the symbol "AHCI".

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of Ambanc following the consummation of its proposed acquisition of Cohoes. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Ambanc does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT: Ambanc Holding Co., Inc.
John M. Lisicki,  President & CEO
(518) 842-7200
jlisicki@mohawkcommunitybank.com